EXHIBIT 10.1





             CLEVELAND HOPKINS INTERNATIONAL AIRPORT


               SPECIAL FACILITIES LEASE AGREEMENT

                              WITH

                   CONTINENTAL AIRLINES, INC.

             _______________________________________

                           $76,320,000

                     City of Cleveland, Ohio
                         Airport Special
                   Revenue Bonds, Series 1990
              (Continental Airlines, Inc. Project)
            ________________________________________

                          Dated as of
                        December 1, 1989
            ________________________________________

                    Calfee, Halter & Griswold
                          Bond Counsel

                       TABLE OF CONTENTS


                            ARTICLE I

                           DEFINITIONS

Section                                                Page

1.01      Basic Rent                                     2
1.02      Basic Rent Reserve                             2
1.03      Basic Rent Reserve Fund                        2
1.04      Bond Rent                                      2
1.05      Bonds                                          2
1.06      Commencement of Occupancy                      2
1.07      Construction Fund                              2
1.08      Continental Special Facilities                 2
1.09      Continental Special Premises                   2
1.10      Cost of the Facilities                         2
1.11      Defeasance Date                                3
1.12      Event of Default                               3
1.13      Exclusive Continental Special Premises         3
1.14      Hangar Lease                                   3
1.15      Hangar Site                                    3
1.16      Hangar Site Improvements                       3
1.17      Improvements                                   3
1.18      Indenture                                      3
1.19      Non-exclusive Continental Special Premises     3
1.20      Off-Site Improvements                          3
1.21      On-Site Improvements                           3
1.22      Qualified Successor Lessee                     3
1.23      Series 1990 Bonds                              4
1.24      Termination Date                               4
1.25      Trustee                                        4


                           ARTICLE II

                 RIGHTS, PRIVILEGES AND PREMISES

2.01      Lease and Use of Continental Special Premises  5
2.02      Space in and Adjacent to Terminal Building     6
2.03      Access                                         6
2.04      Use by Airline                                 7
2.05      Concessions                                    8


                           ARTICLE III

                         OCCUPANCY; TERM

3.01      Term                                          10
3.02      Relationship to Other Agreements              10


                           ARTICLE IV

                         QUIET ENJOYMENT                14



                            ARTICLE V

        ISSUANCE OF BONDS; CONSTRUCTION OF IMPROVEMENTS;
              PAYMENT OF COSTS OF THE IMPROVEMENTS

5.01      Issuance of Bonds; Deposit of Bond Proceeds;
          Deposit of the Airline's Funds into
          the Special Funds                             15
5.02      Disbursements from the Construction Fund      15
5.03      Construction of Improvements                  15
5.04      Subsequent Improvements by Airline            17
5.05      Agreements with Contractors                   17



                           ARTICLE VI

                  MAINTENANCE AND OPERATION OF
                 CONTINENTAL SPECIAL FACILITIES

6.01      Operation and Maintenance of Continental
          Special Facilities                            18
6.02      Maintenance by City                           18
6.03      Heating and Cooling                           18
6.04      Lighting and Public Areas                     18
6.05      Water and Sanitary Sewer                      19
6.06      Limitation on Obligation                      19


                           ARTICLE VII

             BASIC RENT, CHARGES AND FEES; BOND RENT

7.01      Payment of Rentals, Charges and Fees          20
7.02      Basic Rent                                    20
7.03      Annual Adjustment of Basic Rent               21
7.04      Basic Rent Reserve                            22
7.05      Bond Rent                                     23
7.06      Utilities                                     25
7.07      Concession for Sale of Alcoholic Beverages    25
7.08      Additional Payments by City                   26


                          ARTICLE VIII

                   [LEFT BLANK INTENTIONALLY]           27


                           ARTICLE IX

          RULES AND REGULATIONS; COMPLIANCE WITH LAWS;
                      ADDITIONAL COVENANTS

9.01      Rules and Regulations                         27
9.02      Compliance with Laws                          27
9.03      Ramp Usage and Servicing                      28
9.04      Noise Abatement                               29


                            ARTICLE X

                   INDEMNIFICATION; DAMAGE OR
                     DESTRUCTION; INSURANCE

10.01     Indemnification                               30
10.02     Liability Insurance                           30
10.03     Damage or Destruction                         31
10.04     Waiver of Subrogation; Property Insurance     32


                           ARTICLE XI

                         EMINENT DOMAIN                 33



                           ARTICLE XII

                            DEFAULTS

12.01     Events of Default                             34
12.02     Remedies                                      35
12.03     Effect of Termination                         35
12.04     Additional Rights of City                     36


                          ARTICLE XIII

                    ASSIGNMENT AND SUBLETTING

13.01     Assignment                                    37
13.02     Requests for Assignment                       37
13.03     Filing of Assignment                          37
13.04     Application of Rent                           38


                           ARTICLE XIV

                  AIRLINE'S RIGHT TO TERMINATE          39


                           ARTICLE XV

                     DELIVERY OF POSSESSION             40


                           ARTICLE XVI

                          HOLDING OVER                  41


                          ARTICLE XVIII

                    MISCELLANEOUS PROVISIONS

17.01     No Personal Liability                         42
17.02     Tax-Exempt Status of Bonds                    42
17.03     Taxes                                         42
17.04     Interpretation of Agreement                   43
17.05     Notices                                       43
17.06     Entire Agreement; Amendment                   44
17.07     Waiver                                        44
17.08     Non-Discrimination                            44
17.09     Force Majeure                                 45
17.10     Severability                                  45
17.11     Headings                                      46
17.12     Non-Exclusivity                               46
17.13     Approvals                                     46
17.14     Binding Nature                                46
17.15     Inspection                                    46
17.16     Incorporation of Exhibits                     46
17.17     Public Contract                               47
17.18     Memorandum of Lease                           49
17.19     Continuation of Warranties                    49
17.20     No Agency                                     49


SIGNATURES                                              50

EXHIBIT A - Original Lease

EXHIBIT B - Continental Special Premises

EXHIBIT C - On-Site Improvements

EXHIBIT D - Hangar Site Improvements

EXHIBIT E - Off-Site Improvements

EXHIBIT F - Maintenance Responsibilities

EXHIBIT G - Noise Abatement Procedures

         THIS SPECIAL FACILITIES LEASE AGREEMENT (the
"Agreement"), made and entered into this 1st day of December, 1989, by and between the CITY OF CLEVELAND, a municipal corporation and political subdivision of the State of Ohio (the "City"), and CONTINENTAL AIRLINES, INC., a corporation organized and existing under the laws of the State of Delaware and authorized to do business in the State of Ohio ("Airline").

                           WITNESSETH:

          WHEREAS, City owns and operates Cleveland Hopkins
International Airport (the "Airport"); and

          WHEREAS, the Council of City, pursuant to Ordinance No. 1585-A-76, passed by the Council on August 16, 1976, authorized City to enter into agreements and leases substantially in the form attached to said Ordinance as Exhibit "A" (the "Master Agreement") with certain airlines, which agreements and leases would set forth the terms on which such airlines would lease portions of the Airport from City and be permitted to use the Airport's facilities; and

          WHEREAS, the Council of City, pursuant to Ordinance
No. 2551-A-82, passed by the Council of City on June 15, 1983, authorized City to enter into additional such agreements and leases with additional Scheduled Airlines (as defined therein); and

          WHEREAS, pursuant to said Ordinance No. 2551-A-82, City entered into an Agreement and Lease, dated as of May 15, 1987 (the "Original Lease"), with Airline; and

          WHEREAS, the Original Lease and the Indenture (as defined in the Original Lease) permit City to issue Special Revenue Bonds to finance the construction of any Special Facilities (both as defined in the Original Lease); and

          WHEREAS, Airline desires to construct Special Facilities and to have City issue Special Revenue Bonds for the purpose of financing certain of the costs thereof; and

          WHEREAS, pursuant to Ordinance No. 2729-89, passed by the Council of City on December 11, 1989 (the "Authorizing Ordinance"), the Council of City authorized City, among other things, to execute and deliver this Special Facilities Lease;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

          Unless otherwise defined herein and except as otherwise stated herein, all capitalized words and terms defined in the Original Lease and used herein are used herein with the definition assigned to them in the Original Lease as in effect on the date hereof and as attached hereto as Exhibit A. The following words and terms are used herein with the following definitions:

          1.01 "Basic Rent" means the rent payable by Airline pursuant to Article VII hereof.

          1.02 "Basic Rent Reserve" means: (i) during the period preceding the first adjustment in the Basic Rent pursuant to Sec-tion 7.03 hereof, the amount of Basic Rent which would be payable during the first full calendar year following the Commencement of Occupancy if the amount thereof were based upon the numbers of square feet of space in various categories set forth in
Section 7.02 hereof and the respective rents per square foot set forth therein; and (ii) from and after the first adjustment in the Basic Rent pursuant to Section 7.03 hereof, the amount of Basic Rent payable during the then current calendar year.

          1.03 "Basic Rent Reserve Fund" means the Fund of that name established pursuant to Section 7.04 hereof.

          1.04 "Bond Rent" means the rent payable by Airline pursuant to Section 7.05 hereof.

          1.05 "Bonds" means City of Cleveland, Ohio, Airport
Special Revenue Bonds, Series 1990 (Continental Airlines, Inc.
Project), dated December 1, 1989.

          1.06 "Commencement of Occupancy" means with respect to each of the various categories of Continental Special Premises set forth in Section 7.02 hereof, the date, following the completion date of the On-Site Improvements located in the applicable category, on which the Airline commences to occupy said category of the Continental Special Premises.

          1.07 "Construction Fund" means the "Construction Fund" as defined in the Indenture.

          1.08 "Continental Special Facilities" means the
Continental Special Premises and the Off-Site Improvements.

          1.09 "Continental Special Premises" means the real property described in Exhibit B hereto and the On-Site
Improvements, exclusive of any concession space the construction cost of which was paid to Airline by City pursuant to Section 2.05 hereof.

          1.10 "Cost of the Facilities" means "Cost of the Facilities" as defined in the Indenture.

          1.11 "Defeasance Date" means the date on which all the Bonds shall have been paid and discharged or shall be deemed paid and discharged for purposes of and in accordance with the Indenture, and the Indenture shall have be with its terms.

          1.12 "Event of Default" means any of the circumstances designated as such in Section 12.01 hereof.

          1.13 "Exclusive Continental Special Premises" means the areas of the Continental Special Premises described in Section 2.02(b) hereof, being generally those premises which are used and controlled exclusively by Airline to service its passengers, customers and operations and not open to, available for, or used by the general public and/or by the passengers, customers or operations of other airlines or persons.

          1.14 "Hangar Lease" means the Lease, dated as of the date of original issuance and delivery between City and Airline with respect to the real property on which the Hangar Improvements are to be located.

          1.15 "Hangar Site" means the real property comprising the leased premises under the Hangar Lease.

          1.16 "Hangar Site Improvements" means the Improvements to the Hangar described in Exhibit D hereto.

          1.17 "Improvements" means the On-Site Improvements and the Off-Site Improvements.

          1.18 "Indenture" means the Trust Indenture, dated as of December 1, 1989, between City and the Trustee.

          1.19 "Non-exclusive Continental Special Premises" means those areas of the Continental Special Premises not described in
Section 2.02(b) hereof, being generally those premises which are not used and controlled exclusively by Airline to service its passengers, customers and operations and which are open to, available for, and used by the general public and/or by the passengers, customers or operations of other airlines or persons.

          1.20 "Off-Site Improvements" means the Hangar Site
Improvements and the other improvements described in Exhibit E hereto, to be made at the Airport, but not on or at the Continental Special Premises.

          1.21 "On-Site Improvements" means the improvements described in Exhibit C hereto, to be made on or at the Continental Special Premises.

          1.22  "Qualified Successor Lessee" means Qualified
Successor Lessee, as defined in the Indenture.

          1.23 "Series 1990 Bonds" means the "Series 1990 Bonds" as defined in the Indenture.

          1.24 "Termination Date" means the earlier of the final scheduled maturity of the Bonds or the date on which the termination of this Lease occurs pursuant to Section 12.02 hereof.

          1.25 "Trustee" means the "Trustee" as defined in the Indenture.


                       (End of Article I)

                ARTICLE II - RIGHTS, PRIVILEGES
                          AND PREMISES

          2.01 Lease and Use of Continental Special Premises

          In addition to such rights as Airline has under the Original Lease, any agreement which may succeed or supersede the Original Lease, and any other agreements Airline may have with City until the respective terminations thereof in accordance with their respective terms, for the rent, upon the agreements, and subject to the terms and conditions hereinafter set forth and subject to the rules and regulations prescribed by City, City hereby agrees to lease the Continental Special Premises to Airline, and Airline agrees to lease the Continental Special Premises from City, and City agrees that Airline shall have the right to conduct from and at the Continental Special Premises its air transportation activities for the carriage of persons, property and mail and to operate an airline lounge. Specifically and without limitation, the following rights are included among the rights hereby conferred:

          a. The use, in common with other duly authorized users, of the public areas of the Terminal Complex.

          b. The right of ticketing passengers, and of loading and unloading persons, property and mail at the Continental Special Premises by such motor vehicles or other means of conveyance as Airline may require as is consistent with normal airport practice.

          c. The right to install at Airline's expense identifying signs on the Exclusive Continental Special Premises, the number, type, size, design and location of which shall all be consistent with such graphic standards as City may from time to time adopt. Airline shall make no such installation without the prior written approval of City, and such right shall be subject to City's right to lease space for advertising signs throughout the Non-exclusive Continental Special Premises.

          d. The right to install, maintain and operate such radio, communication, meteorological, security screening and aerial navigation equipment and facilities as may be necessary in the opinion of Airline for its operation; provided, however, that the location of such equipment and facilities must be first approved by City and shall not interfere with the full and proper use of the Airport System.

          e. Airline shall not install or operate pay telephones, coin vending machines or coin-operated amusement machines and devices in the Continental Special Premises but may have such installed by companies having agreements with City for such installations, if such shall be for the use of Airline's employees and located in the Exclusive Continental Special Premises; provided, however, that if such company or companies choose not to install such devices, Airline may make arrangements for installa-tion of such devices, subject to City's standard fees and charges, and provided Airline shall have the right to charge for the cost of electric power used in the operation of such machines.

          2.02 Space in and Adjacent to Terminal Building

          a.   Prior to its commencing to occupy the Continental
Special Premises, Airline shall lease the Continental Special
Premises for the purpose of constructing the On-Site Improvements thereon.

          b. From and after its commencing to occupy the Continental Special Premises, Airline shall lease the following
Exclusive Continental Special Premises for the respective purposes shown:

(1)       Holdroom, passenger
          and related space             31,500 square feet

(2)       Concourse Office
          and Operations                20,000 square feet

(3)       Bag make up and claim         24,000 square feet

(4)       Airline Lounge                6,500 square feet

          The foregoing areas are more particularly delineated on Exhibit B, attached hereto.

          c. The dimensions of the areas to be occupied by Airline are approximate only, and upon completion of the construction of the On-Site Improvements, actual dimensions thereof shall be taken by City and Airline representatives, measuring from the center line of walls for interior space and to the inside space of exterior walls. The actual square foot dimensions shall thereupon be incorporated in a writing signed by City and Airline representatives within six months after the Commencement of Occupancy for all elements of the Exclusive Continental Special Premises, and shall be the basis for determining the amount of the Basic Rent; provided, however, that until such actual dimensions shall have been taken, Airline's rental payments shall be based upon the approximations in Section 2.02(b) hereof.

          2.03 Access

          a. Subject to the provisions hereof, such restrictions as Airline may impose with respect to the Exclusive Continental Special Premises and the rules and regulations prescribed by City with respect to the Airport System, City hereby grants to Airline, its agents, suppliers, employees, contractors, passengers, guests and invitees the right and privilege of ingress and egress to the Continental Special Premises and to public areas and public facilities of the Terminal Complex.

          b.   The ingress and egress provided for above:
(i) shall not be used, enjoyed or extended to any person engaging in any activity or performing any act or furnishing any service for or on behalf of Airline that Airline is not authorized to engage in or perform under the provisions hereof unless expressly authorized by City; and (ii) shall be used and exercised in accordance with and subject to any security measures required by federal, state or local law or otherwise deemed necessary by City.

          c. All means of access provided by City pursuant to this Section 2.03 shall, without exception, be in common with such other persons as City may authorize or permit, and all of such rights of access shall be exercised subject to and in accordance with all applicable laws and ordinances whether federal, state, or local.

          d. City shall have the right at any time or times to close, relocate, reconstruct, change, alter or modify any such means of access provided for Airline's use pursuant to this Agreement or otherwise, either temporarily or permanently; provided that reasonable notice to Airline and a reasonably convenient and adequate means of access for ingress and egress shall exist or be provided in lieu thereof. City shall suffer no liability by reason thereof and such action shall in no way alter or affect any of Airline's obligations under this Agreement.

          2.04 Use by Airline

          In connection with the exercise of its rights under this Agreement, Airline:

          a. Shall not cause or create nor permit to be caused or created within the Continental Special Premises any noxious odors or smokes, or noxious gases or vapors. Neither the creation of exhaust fumes by the operation of aircraft engines, when operated in a manner approved by the Federal Aviation Administration, nor the existence of gasoline or other fumes resulting from the proper fueling of aircraft or motor vehicles, nor the existence of paint fumes or odors, provided the same occur during lawful use of the Continental Special Premises and lawful operation by Airline therefrom in accordance with the other provisions of this Agree-ment, shall constitute a violation of this subsection.

          b. Shall not do or permit to be done anything at or on the Continental Special Premises which may interfere with the effectiveness or accessibility of the drainage and sewage system, fire protection system, sprinkler system, alarm system, fire hydrants and hoses, if any, installed or located on or within the Continental Special Premises or the Airport.

          c. Shall not do or permit to be done any act or thing at or on the Continental Special Premises which will by itself invalidate or conflict with any fire or other casualty insurance policies (copies of which, together with premium schedules, shall be furnished to Airline upon request) covering the Airport or any part thereof.

          d. Shall not dispose of or permit any other person to dispose of any waste material (whether liquid or solid) taken from or products used with respect to its aircraft into the sanitary or storm sewers at the Airport unless such waste material or products shall first have been properly treated by equipment installed with the approval of City for that purpose.

          e. Shall not keep or store, during any twenty-four hour period, flammable liquids within the enclosed portion of the Continental Special Premises in excess of Airline's working requirements during said twenty-four hour period, except in rooms or underground tanks especially constructed for such purposes in accordance with standards established by the National Board of Fire Underwriters, and approved by City from the standpoint of safety. Any such liquids having a flash point of less than 101 F. shall be kept and stored in safety containers of a type approved by the Underwriters Laboratories.

          2.05 Concessions

          If any portion of the Continental Special Premises is approved pursuant to Section 5.03 or Section 5.04 hereof for use as concession space (other than for an Airline Lounge), then City shall pay or shall reimburse Airline for the cost of construction of said concession space, and City shall make such payment or reimbursement no later than such time as Airline is required to pay or has paid such cost of construction. Prior to the commencement of construction of any such space, and as a condition to Airline's commencement of such construction hereunder, Airline shall obtain and provide to City an estimate of the cost of construction of such space, based upon a contractor's estimate, or such other reasonable basis as is agreed to by Airline and City. Upon payment by City to Airline of the cost of construction for such space, which payment may be in the form of a credit or credits against the Basic Rent payable by Airline hereunder or amounts due to City from Airline under the Original Lease, such concession space shall cease to be part of the Continental Special Facilities, and any revenues derived therefrom shall not constitute Pledged Revenues or be otherwise pledged as security for the payment of the Bonds except as set forth in Section 2.01(e) hereof, the City shall have the exclusive right to operate or grant the right to operate concessions in such concession space and Airline shall have no right to the revenue derived therefrom unless such right is otherwise conferred on Airline by other agreement with City. Any amounts from the Construction Fund applied to the costs of construction of such space shall, to the extent paid or reimbursed by City pursuant hereto, be paid by Airline to the Trustee for deposit in the Construction Fund.


                       (End of Article II)

                 ARTICLE III - OCCUPANCY; TERM

          3.01 Term

          This Agreement shall commence upon the execution hereof and shall terminate on the Termination Date; provided, however, that if the Defeasance Date occurs more than one year before the Termination Date, then on and after the Defeasance Date Airline shall have the option to terminate this Agreement upon one (1) year's written notice to City; and provided further, that if the Airline vacates the Continental Special Premises subsequent to its exercise of such option but prior to the expiration of such one-year notice period, then City shall use its best efforts, but shall be under no obligation, to fill the vacancy thereby created in the Continental Special Premises for the balance of such one-year period.

          3.02  Relationship to Other Agreements

          a. The execution and delivery of this Agreement shall in no way affect the validity and binding effect of the Original Lease or the Hangar Lease. No reference to the Original Lease or the Hangar Lease herein shall be deemed an agreement of the parties hereto to cause the Original Lease or the Hangar Lease to extend beyond its terms in accordance with its terms.

          b. The City acknowledges that Airline intends to occupy and use the Continental Special Premises as part of a comprehensive operation with passenger departure lounges and with ticket counters, offices, and other support facilities that it occupies and uses in the Terminal Complex under the Original Lease.

          c. The City further acknowledges that the value of the leasehold interest in the Continental Special Premises acquired hereunder by Airline will be enhanced if Airline also acquires hereunder the right to continue to occupy and use such facilities in the Terminal Complex as are necessary for Airline to continue to conduct its operations at the Continental Special Premises after its rights to do so under the Original Lease have terminated. Accordingly, the City agrees that, from and after the termination of the Original Lease and until the earlier of (i) the date on which Airline and the City shall have entered into a subsequent lease or other agreement providing for Airline's occupancy and use of such facilities, or (ii) the date on which this Agreement terminates, Airline shall be entitled to occupy or use such facilities in the Terminal Complex (including, without limitation ticket counters and offices, but excluding holdrooms and passenger departure lounges) as the City reasonably determines are necessary for Airline to utilize the Continental Special Premises fully. Airline understands, acknowledges, and agrees that its right hereunder does not apply to any particular facilities and that the City reserves the right and discretion to fulfill its obligations hereunder by permitting Airline to use and occupy facilities other than those actually used and occupied by Airline prior to the termination of the Original Lease and to change the facilities Airline is permitted to use and occupy hereunder from time to time. The terms on which Airline shall be entitled to such occupancy and use shall be those agreed upon by Airline and the City at the time, provided that, in the absence of such agreement, the terms shall be no less favorable than those which the City shall have offered to any other scheduled airline for such occupancy and use at the time.

          d. The City further acknowledges that the value of the leasehold interest in the Continental Special Facilities acquired hereunder by Airline will be further enhanced if Airline also acquires hereunder the right to continue to occupy and use such other facilities in the Terminal Complex (i.e., other than those necessary for Airline to utilize the Continental Special Premises fully) as it has under the Original Lease after its rights to do so under the Original Lease have terminated. Accordingly, the City agrees that, from and after the termination of the Original Lease and until the earlier of (i) the date on which Airline and the City shall have entered into a subsequent lease or other agreement providing for Airline's occupancy and use of such other facilities, or (ii) the date on which this Agreement terminates, Airline shall be entitled, subject to the conditions hereinafter set forth, to occupy or use facilities in the Terminal Complex comparable to those used and occupied therein by Airline immediately prior to the termination of the Original Lease. Airline understands, acknowledges, and agrees that its right hereunder does not apply to any particular facilities and that the City reserves the right and discretion to fulfill its obligations hereunder by permitting Airline to use and occupy facilities other than those actually used and occupied by Airline prior to the termination of the Original Lease and to change the facilities Airline is permitted to use and occupy hereunder from time to time, and the City agrees that, in exercising such right and discretion, it will not unnecessarily or unreasonably cause the facilities made available to Airline hereunder not to be as proximate to the Continental Special Premises and to one another as the other facilities in the Terminal Complex occupied by Airline under the Original Lease prior to its termination. The terms on which Airline shall be entitled to such occupancy and use shall be those agreed upon by Airline and the City at the time, provided that, in the asence of such agreement, the terms shall be no less favorable than those which the City shall have offered to any other scheduled airline for such occupancy and use at the time.

          e. Airline's right to occupy and use facilities in the Terminal Complex pursuant to Section 3.02.d. above shall be subject to the condition that, at the time of such exercise, Airline shall have met the then applicable Basic Schedule Requirement, determined as set forth in Section 3.02.f. below.

          f.   (i)      As used in paragraph (f)(iii) below, the
Commencement Basic Schedule Requirement shall be 12,000, being the revenue seats daily average mutually determined by the Airline and the City as of the date hereof.

               (ii)     Commencing with the calendar year
immediately preceding the year in which the Original Lease expires (the "Expiration Year") and each and every calendar year thereafter until the date on which Airline and City shall have entered into a subsequent lease or other agreement in place of the Original Lease, the Director of Port Control may ascertain the revenue seats daily average of Airline for the Airport in accordance with paragraph
(f)(v) below, which revenue seats daily average shall be the "Basic Schedule Requirement for the preceding calendar year", for purposes of paragraph (f)(iii) below and shall be referred to as such.

               (iii) As of January 1 of the first calendar year following the Expiration Year, and as of January 1 of each succeeding calendar year until Airline and City enter into a subsequent lease or other agreement in place of the Original Lease
(A) in the event that Airline's Basic Schedule Requirement for the immediately preceding calendar year for the Airport is less than sixty percent (60%) of Airline's Commencement Basic Schedule Requirement or (ii) in the event that because of reasons beyond the control of Airline, Airline's Basic Schedule Requirements for the immediately preceding two calendar years are less than sixty percent (60%) of Airline's Commencement Basic Schedule Requirement, then in either of such events and without limiting each and every other right of termination of the City under this Agreement or otherwise, City shall have the right, upon six (6) months' written notice to Airline, to terminate the use by Airline of any portion of the Airport provided to Airline pursuant to Section 3.02(d) hereof that the Director of Port Control determines to be underutilized by Airline. Such termination shall be effective on the date set forth in said notice of termination. This Agreement and the letting of all other portions of the Terminal Complex shall continue in full force and effect.

                        The Director of Port Control shall give
thirty (30) days' prior notice of its intention to give the termination notice set forth above, and it is expressly agreed that the Director of Port Control shall not exercise the aforesaid right of termination with respect to any portion or portions of the Terminal Complex occupied by Airline pursuant to 3.02(d) hereof if and for which Airline has submitted to the Director of Port Control definite plans for the utilization of said portion or portions of the Terminal Complex occupied by Airline pursuant to 3.02(d) hereof; provided Airline in fact commences such use of said portion or portions of the Terminal Complex within ninety (90) days after the submission of the said plans.

               (iv) The failure of City to exercise its right of termination under this Section 3.02(f) during any year in which it may have such a right shall not affect, waive or limit its right to exercise said right of termination in any subsequent year.

               (v) In the event the Director of Port Control decides to ascertain the revenue seats daily average, it shall do so as follows: based upon the Official Airline Guide (herein called "the Guide"), the Director of Port Control shall ascertain the total number of revenue seats that can be accommodated on the aircraft equipment scheduled to be used by Airline on its published aircraft arrivals at the Airport as set forth in the Guide during two specified calendar weeks (Sunday through Saturday), the first of which weeks is the one during which falls the fifteenth (15th) day of April of the prior calendar year and the second is the one during which falls the fifteenth (15th) day of October of the said prior calendar year, and shall total the said number of revenue seats which are hereinafter called "the total revenue seats" of Airline. In determining the total revenue seats of Airline, the total revenue seats as defined above of those Handled Airlines (hereinafter defined), if any, of Airline who are Handled Airlines as of the date of such determination shall be included. For purposes of this paragraph (v), "Handled Airlines" means other airlines for which Airline provides services from the Continental Special Premises or the Terminal Complex.

                        In making said determination, the Director of Port Control shall use the most recent configuration as supplied by Airline with respect to the number of revenue seats that can be accommodated on the particular aircraft equipment scheduled to be used by Airline at the Airport. The total revenue seats of Airline shall then be divided by fourteen, the resulting quotient being herein called "the revenue seats daily average" of Airline.

          g. The rights of Airline under Section 3.02(d) above shall be exercisable by and for the benefit of Airline only. Airline shall not have the right or power to assign such right or sublet any facilities it occupies or uses pursuant to the exercise of such right.

                      (End of Article III)

                 ARTICLE IV - QUIET ENJOYMENT

          As long as Airline shall have paid all rents required to be paid hereunder, made all other payments required to be made hereunder, and shall not have permitted any default hereunder on its part to occur and be continuing, then City, so long as it is the owner and operator of the Airport, and thereafter its successors and assigns, shall take no act or action, except as otherwise provided by this Agreement, that will prevent Airline from peaceably having and enjoying the Continental Special Premises, together with the appurtenances, facilities, rights, li censes and privileges granted herein.


                       (End of Article IV)

 ARTICLE V - ISSUANCE OF BONDS; CONSTRUCTION OF IMPROVEMENTS;
              PAYMENT OF COSTS OF THE IMPROVEMENTS

          5.01 Issuance of Bonds; Deposit of Bond Proceeds; Deposit of the Airline's Funds into the Special Funds

          In order to provide funds for payment of the Cost of the Facilities incurred under or in connection with this Agreement, City agrees to authorize, issue, sell and deliver the Series 1990 Bonds, and City agrees to deposit the proceeds of the Series 1990 Bonds as provided in the Indenture.

          Airline at its discretion may deposit its own funds into the Construction Fund at any time for use for the purposes of that Fund in accordance with the provisions of this Lease. In any event, Airline covenants pursuant to Section 5.04 hereof to provide to the Trustee moneys to pay that portion of the Cost of the Facilities as may be in excess of the moneys otherwise available therefor in the Construction Fund.

          The Series 1990 Bonds are to be issued under, secured by, and payable in accordance with the Indenture.

          5.02 Disbursements from the Construction Fund

          City has, in the Indenture, authorized and directed the Trustee to use the moneys in the Construction Fund for payment of the Cost of the Facilities.

          5.03 Construction of Improvements

          a. Airline covenants and agrees that it will undertake such construction, remodeling, improvement, enlargement, furnishing and equipping as will result in the completion of the Improvements on or before December 31, 1992, and shall pay the cost thereof from the proceeds of the Bonds which are available therefor and otherwise as provided herein and in the Indenture, including payments or reimbursement made by City to Airline for the costs of construction of concession space pursuant to Section 2.05 hereof. Failure by Airline to fulfill the foregoing covenant shall constitute a default of Airline under Section 12.01 hereof and shall give rise to all remedies of City upon a default, including, without limitation, the right of City to terminate this Agreement. Airline shall, at its expense and upon receipt of notification from City that such work may be commenced, promptly commence the con-struction of the Improvements, which improvements shall be promptly completed, subject to the following conditions:

               (1) Before the commencement of any such work, the detailed plans and specifications shall be filed with and approved by the Director of Port Control of City and all govern-mental departments or authorities having jurisdiction thereover, including, without limitation, (i) the Federal Aviation Administration, and (ii) City Planning Commission and its Fine Arts Committee. All such work shall be done subject to and in accordance with the requirements of law and applicable regulations of all such governmental departments or authorities, the Director of Port Control and, where required, each affected public utility company. The Director of Port Control shall approve such plans and specifications only if the Director of Port Control determines that the Improvements located in the Terminal Complex as planned and specified will be consistent and compatible with the design and decor of the Terminal Complex.

               (2) Such work shall be performed in a first-class, workmanlike manner and in accordance with the plans and specifications approved for the same. Airline shall redo or replace, at its sole cost and expense, any work which is not done in accordance with such plans and specifications, as approved by City prior to or after completion of such work; however, any request to redo or replace any such work shall be made by City within ninety days after its receipt of notice of completion from Airline.

          b. The Improvements, and all other alterations additions or improvements at any time placed on, in or upon the Continental Special Facilities, including moveable furniture, movable personal property, and other removable trade fixtures, the cost of which is financed in whole or in part with the proceeds of Bonds, shall be deemed to be and become part of the realty and the sole and absolute property of City upon completion thereof. Any other alterations, additions improvements, or property in or upon the Continental Special Facilities installed at the expense of Airline, or at the expense of third parties (other than City) leasing to Airline, shall not be deemed to become property of City at the termination of this Agreement, and Airline shall have the right to remove said property from the Continental Special Facilities on or before the time of termination of this Agreement, subject to any valid lien which City may have thereon; but any damage to the Continental Special Facilities caused by such removal shall be repaired at Airline's expense. Airline hereby makes an irrevocable election, binding on itself and all successors in interest, not to claim any depreciation or investment credit (within the meaning of Section 142(b)(1)(B) of the Code) with respect to the Continental Special Facilities.

          c. Airline shall promptly pay all lawful claims and discharge all liens made against it or against City by Airline's contractors, subcontractors, materialmen and workmen, and all such claims and liens made against Airline or City by other third parties arising out of or in connection with, whether directly or indirectly, any work done by Airline, its contractors, subcontractors or materialmen; provided, however, that Airline shall have the right to contest the amount or validity of any such claim or lien without being in default of this Agreement upon furnishing security satisfactory to the Director of Law of City guaranteeing that such claim or lien will be properly and fully discharged forthwith in the event that such contest is finally de termined against Airline or City.

          d. Airline shall procure and maintain effective during construction of the Improvements and all other improvements by Airline pursuant to this Article V, comprehensive public liability insurance, or, if the work is to be done by an independent con-tractor, Airline shall procure and maintain or require such contractor to procure and maintain such insurance in Airline's name, in either case, in limits and meeting the requirements otherwise specified in Article X of this Agreement, and Airline shall defend, indemnify and hold harmless City, its officers, agents and employees for all loss, cost, damage or expense arising out of or relating in any way to such construction unless the same arises out of the negligence of City, its officers and employees.

          e. Prior to commencing construction or installation of any Improvement hereunder, the Airline shall furnish or cause to be furnished to City a bond in an amount equal to 100% of the total cost of such construction or installation to secure its obligation to construct and install said Improvement hereunder.

          f. Upon completion of construction or installation of all the Improvements, Airline shall, at its expense, furnish the Director of Port Control with "as built" drawings of the Continental Special Facilities, which drawings shall be included as part of Exhibit B hereto.

          5.04 Subsequent Improvements by Airline

          Subsequent to making the Improvements as expressly provided herein, Airline shall make no alterations, additions or improvements to the Continental Special Facilities or other installation on the Continental Special Facilities without the prior written approval of City. All subsequent improvements, alterations or construction work done by Airline during the term of this Agreement shall be performed in accordance with the requirements of Section 5.01 hereof.

          5.05 Agreements with Contractors

          Unless such requirement is prohibited by law, Airline agrees that all contractors working on the Project (as defined in the Authorizing Ordinance) must be party to the usual and ordinary agreement with the appropriate member union of the Cleveland Building and Construction Trades Council.

                       (End of Article V)

                 ARTICLE VI - MAINTENANCE AND
           OPERATION OF CONTINENTAL SPECIAL FACILITIES

          6.01 Operation and Maintenance of Continental Special
Facilities

               Airline agrees that, except to the extent that City is required to do so pursuant to Section 6.02 hereof, Airline will, with reasonable diligence, prudently operate the Continental Special Facilities, improve them and keep them in good repair, employing at all times adequate and qualified personnel for the purpose of doing so. Without limiting the generality of the fore going, Airline shall: (i) at all times keep the Exclusive Continental Special Premises neat, orderly, sanitary and presentable and perform certain maintenance, repair and cleaning;
(ii) make such repairs and replacements to the Continental Special Facilities as City may from time to time reasonably direct Airline to make in order to keep the Continental Special Facilities in good repair; (iii) furnish its own janitor service for the Exclusive Continental Special Premises; (iv) provide and maintain toilet facilities for the Continental Special Premises; and (v) cause to be removed, at Airline's own expense, from the Continental Special Facilities all waste, garbage, and rubbish and not deposit the same on any part of the Airport, except that Airline may deposit the same temporarily in the Terminal Complex at such spaces, if any, designated by City in connection with collection for removal all as further described in Exhibit F hereto.

          6.02 Maintenance by City

          City shall keep the Non-Exclusive Continental Special Premises neat, orderly, sanitary and presentable, and in doing so shall provide, with respect to the Non-Exclusive Continental Special Premises, such maintenance and cleaning services as are specified on Exhibit F hereto.

          6.03 Heating and Cooling

          Airline shall construct, install and maintain any and all heating, cooling, and ventilation facilities necessary for operation of the Continental Special Premises, provided that City shall provide Airline with any chilled water needed for operation of such heating, cooling and ventilation facilities as further specified in Exhibit F hereto.

          6.04 Lighting and Public Areas

               City shall provide electricity for illumination and shall replace lamps where appropriate in the Non-Exclusive
Continental Special Premises as further specified on Exhibit F hereto.

          6.05 Water and Sanitary Sewer

          Airline shall construct and install any and all water and sanitary sewer facilities required for operation of the Continental Special Premises, provided that City shall be responsible for maintaining such facilities upon their completion and as further specified in Exhibit F hereto.

          6.06 Limitation on Obligation

               City shall not be obligated to perform or furnish any other utility services whatsoever at or to the Continental Special Premises, nor shall it be obligated to provide any utility services hereunder if it is prevented from doing so by acts or events beyond its control or if Airline is in default of any payment for such services.


                       (End of Article VI)

     ARTICLE VII - BASIC RENT, CHARGES AND FEES; BOND RENT

          7.01 Payment of Rentals, Charges and Fees

          Airline agrees to pay City, without notice or demand and without deduction or setoff, for the use of the Continental Special Facilities, for the rights, licenses and privileges granted hereunder, and for the undertakings of City hereunder, the Basic Rent, the Bond Rent, and all additional rentals, charges, and fees payable hereunder during the term of this Agreement. On or before December 15 of each year, City shall transmit to Airline a statement of the Basic Rent payable for each month during the next year and on or before the 10th day of each month a statement of all additional rentals (other than Bond Rent), charges and fees then payable. Airline shall pay the Basic Rent on or before the first day of each month and shall pay the additional rentals within fifteen days of receipt of such statement by check made payable to City at the place and in the manner specified by the Director of Port Control in such statement. Any payment not received by such dates, as applicable, shall thereafter bear interest at the rate of 1% per month until paid in full. The Bond Rent shall be payable at the times and in the manner set forth in Section 7.05 hereof.

          7.02 Basic Rent

          From and after Airline's Commencement of Occupancy of the Continental Special Facilities, as to each of the following categories of space in the Continental Special Premises, and subject to annual adjustment pursuant to Section 7.03 hereof, Airline shall pay to City as Basic Rent for each such category of space the following sums as to the space so occupied:

          (a) For 31,500 square feet of holdroom, passenger and related space, a monthly sum computed at the rate of $2.49 per square foot per year;

          (b) For 20,000 square feet of concourse office and operations space, a monthly sum computed at the rate of $1.87 per square foot per year;

          (c) For 24,000 square feet of bag make up, claim and storage space, a monthly sum computed at the rate of $2.49 per square foot per year.

          (d) For 6,500 square feet of Airline Lounge, a monthly sum computed at the rate of $1.87 per square foot per year.

          All such space is more fully delineated on Exhibit A hereto.

          7.03 Annual Adjustment of Basic Rent

          a. As long as the Original Lease remains in effect, the Basic Rent payable by Airline pursuant to Section 7.02 hereof shall be readjusted annually as though such Basic Rent were "Rentals" for purposes of Article VIII of the Original Lease. For purposes of making such adjustments, the parties hereto acknowledge and agree that:

          (i) The Exclusive Continental Special Premises shall constitute part of a Concourse or the Terminal Building and shall further constitute "Terminal Concourse space or Terminal Building Space leased to a Scheduled Airline" for the purpose only of allocating the rent due under the Original Lease with respect to non-exclusive space and not the costs allocable to such space.

          (ii) As defined in Section 1.19 of the Original Lease, "Concourse" shall not include the Continental Special Premises for purposes of the Concourse Improvement Factor referred to in Section 8.04(a)(iii) of the Original Lease, in that the Continental Special Premises constitute an "expansion of a Concourse built at the sole cost and expense of a Scheduled Airline" and "Terminal Building" shall not include the Continental Special Premises for purposes of the Terminal Improvement Factor referred to in Section 8.04(a)(iii) of the Original Lease, in that the Continental Special Premises constitute an "expansion of the Terminal Building built at the sole cost and expense of a Scheduled Airline".

          b. From and after the termination of the Original Lease, the Basic Rent payable pursuant to Section 7.02 hereof, as the same shall have been readjusted prior to such termination pursuant to paragraph (a) of this Section 7.03, shall be subject to readjustment as follows:

          (i) If City then permits the Scheduled Airlines to continue to use the Airport on the same terms as would apply if the Original Lease and the other, substantially similar agreements with the other Scheduled Airlines were still in effect, then the Basic Rent shall continue to be readjusted pursuant to paragraph (a) of this Section 7.03 on those terms.

          (ii) If City shall have entered into substantially similar agreements with each of the airlines then leasing space in the Terminal Complex directly from City to succeed or supersede the Original Lease and the other, substantially similar agreements with the other Scheduled Airlines, then Airline shall pay Basic Rent for the Continental Special Premises on the same basis and terms on which the airlines which are party to such agreements pay for space of the same categories under such agreements. For the purposes of this subparagraph (ii), City shall be deemed to have entered into an agreement with an airline notwithstanding the absence of any written agreement between City and such airline if the terms on which such airline is in fact leasing space in the Terminal Complex directly from City are substantially the same as those in the substantially similar agreements then in effect between City and the other airlines then leasing space in the Terminal Complex directly from City.

          (iii) If City shall have entered into one or more agree-ments with any of the airlines then leasing space in the Terminal Complex directly from City, pursuant to which such airlines pay rental for space of the same categories as are included in the Continental Special Premises, then Airline shall pay Basic Rent for the Continental Special Premises at the most favorable (from the perspective of the airlines) rates then payable for such space by any such airline.

          (iv) If none of the circumstances described in subpara-graphs (i), (ii) or (iii) above applies, then Airline shall continue to pay Basic Rent for the Continental Special Premises on the same basis and terms on which it paid Basic Rent during the last Additional Term prior to the termination of the Original Lease.

          7.04 Basic Rent Reserve

          There is hereby created by and with City a trust fund which shall be designated the "City of Cleveland, Ohio Continental Airlines, Inc. Basic Rent Reserve Fund" (the "Basic Rent Reserve Fund"). Simultaneously with the issuance of the Series 1990 Bonds, and as a prepayment of the last year's Basic Rent due hereunder, Airline shall cause to be deposited in the Basic Rent Reserve Fund an amount equal to the Basic Rent Reserve. Within thirty (30) days of the effective date of any adjustment in the Basic Rent pursuant to Section 7.03 hereof, Airline shall deposit in the Basic Rent Reserve Fund the additional amount, if any, then necessary to cause the amount on deposit therein to equal the Basic Rent Reserve. In the event of any failure by Airline to make any payment of Basic Rent (or portion thereof) as and when due, City may withdraw from the Basic Rent Reserve Fund an amount equal to the amount of Basic Rent Airline has failed to pay. The disbursement of moneys to City from the Basic Rent Reserve Fund shall not be deemed a payment of the Basic Rent Airline had failed to pay, nor shall such disbursement be deemed a cure of the default hereunder occasioned by such failure to pay Basic Rent, unless and until Airline shall have fully restored the balance in the Basic Rent Reserve Fund to the Basic Rent Reserve. Airline may direct that any amount in the Basic Rent Reserve Fund at any time in excess of the Basic Rent Reserve (including any excess arising from earnings on amounts in the Basic Rent Reserve Fund) be withdrawn from the Basic Rent Reserve Fund and credited against the next payable payment for
Basic Rent.   Moneys in the Basic Rent Reserve Fund shall be
invested with other funds of the Airport unless otherwise directed by Airline in writing to the Director of Port Control and the earnings on amounts in that Fund shall be credited to said Fund and held therein pending their application in accordance with this paragraph. Notwithstanding anything herein to the contrary, Airline may direct that any moneys on deposit in the Basic Rent Reserve Fund during the year preceding the Termination Date be withdrawn therefrom for and applied to the payment of Basic Rent. On the Defeasance Date any moneys remaining in the Basic Rent Reserve Fund (including any earnings on amounts therein) shall be released to Airline.

          7.05 Bond Rent

          All capitalized words and terms used in this Section 7.05 but not otherwise defined in this Agreement shall have the meanings assigned to them in the Indenture.

          a. Airline shall pay Bond Rent by making payments to the Trustee for the account of City on the following dates and in the following amounts:

          (i) On or before each Interest Payment Date and each other date on which Bonds are to be redeemed, Airline shall pay an amount which, together with other amounts on deposit in the Interest Account, will be sufficient to pay the interest on Bonds due on that date.

          (ii) On or before each date on which principal of Bonds is due and payable, whether at the stated maturity, mandatory redemption or acceleration of such Bonds by the Trustee in accordance with the Indenture, Airline shall pay an amount which, together with other amounts on deposit in the Principal Account, will be sufficient to pay the principal of Bonds due on that date.

          (iii) On or before each optional redemption date, Airline shall pay an amount which, together with other amounts on deposit in the Redemption Account, will be sufficient to pay the principal of and premium, if any, on Bonds to be redeemed by optional redemption on that date.

          (iv) Not later than the close of business on the fifth Business Day following any date on which the Trustee notifies Airline of a deficiency in the Reserve Account, Airline shall pay an amount equal to the amount of that deficiency; provided that if the deficiency arose as a result of a withdrawal from the Reserve Account to cover a shortfall in the Interest Account, the Principal Account or the Redemption Account, not later than on the last day of each of the twelve months following receipt of the deficiency notice, Airline shall pay an amount equal to one-twelfth of such deficiency.

          b. In addition to the Bond Rent, and in the manner hereinafter provided, Airline shall pay as "additional rent" (i) to the Trustee for the account of City, such amounts as shall be required to satisfy any requirement to pay the Rebate Amount to the United States as provided in Section 4.03 of the Indenture,
(ii) all amounts due under the Indenture to the Trustee, Paying Agent, and Authenticating Agent (each as defined in the Indenture) and (iii) all other amounts payable by the City under the terms of the Indenture (other than Bond Service Charges, as defined therein).

          c. All Bond Rent and all additional rent payable pursuant to subsection (b) of this Section 7.05 shall be paid by Airline in lawful money of the United States of America in immediately available funds, provided that Airline may offset, against amounts payable as Bond Rent under subdivision (a)(ii) of this Section 7.05 for the retirement or the redemption pursuant to mandatory sinking fund redemption of Bonds of a given maturity, the principal amount of any Bonds of that maturity delivered in lieu of such Bond Rent by Airline to the Trustee. Bonds delivered in lieu of Bond Rent due on or before a redemption date for the redemption of Bonds must be delivered to the Trustee before the Trustee selects the Bonds to be redeemed on that date. All such rental payments and delivery of Bonds in lieu thereof shall be made to the Trustee, at its principal corporate trust office, and the Trustee shall hold and apply the same in accordance with the provisions of the Indenture.

          d. Airline shall have the right to prepay all or any part of the Bond Rent in order to cause Bonds to be redeemed or to be deemed paid and discharged in accordance with the terms and provisions of the Indenture. City agrees that it will give notice to the Trustee to redeem Bonds as provided in Section 3.02 of the Indenture in such principal amounts and at such times as Airline shall request in writing.

          e. Airline's obligation to pay Bond Rent and additional rent payments at the times and in the amounts specified in this
Section 7.05 shall be absolute and unconditional and shall continue in any event, including without limitation, whether or not
(1) Airline shall remain in possession of the Continental Special Facilities or be able to use the same, or (2) the Original Lease shall have terminated or been cancelled, or (3) the Continental Special Facilities or any interest therein are taken for any period by condemnation or other means by any governmental authority, or
(4) the Continental Special Facilities deteriorate or become obsolete or are damaged or destroyed for any cause whatsoever, or become unusable by Airline, or (5) City fails to perform and observe any agreement, express or implied, or any duty, liability or obligation arising out of or connected with this Agreement. All rental payments payable pursuant to this Section 7.05 shall be made absolutely net, free from all claims, demands, defenses or offsets against City of any kind or nature whatsoever other than payment. Nothing contained in this subsection shall be construed to release City from the performance of any of the agreements on its part herein contained, and in the event City shall fail to perform any such agreement on its part, Airline may institute such action against City as Airline may deem necessary to compel performance, provided that no such action shall (a) violate the agreements on the part of Airline contained in the first two sentences of this paragraph or (b) diminish the payments and other amounts required to be paid by the Airline pursuant to this Section 7.05. Airline may, however, at its own cost and expense and in its own name or in the name of City (provided City is a necessary party) prosecute or defend any action or proceeding or take any other action involving third persons which Airline deems reasonably necessary in order to secure or protect its rights hereunder, and in such event City hereby agrees to cooperate fully with Airline and to take all action necessary to effect the substitution of Airline for City in any such action or proceeding if Airline shall so request.

          f. In the event the Airline shall fail to make any of the Bond Rent or additional rent payments required in this
Section 7.05, each payment so in default shall continue as an obligation of Airline until the amount in default shall have been fully paid, and Airline will pay interest on each overdue Bond Rent payment at the rates borne by the Bonds on the date each such payment became due.

          7.06 Utilities

          Airline shall pay for its usage of all utilities to be furnished to or for the Continental Special Premises. Airline shall pay City for all electricity used at or on the Continental Special Premises at the metered rates which would be charged by the public utility electric company serving the area to like users in the vicinity of the Airport. Charges shall be paid by Airline when billed, and the quantity consumed shall be measured by a meter or meters installed by City for such purpose; provided, however, that if for any reason any such meter or meters shall become inoperative for any period of time, the consumption during the period such meter or meters are out of service will be considered to be the same as the consumption for a like period either immediately before or after the period during which said meter or meters are inoperative, as elected by City.

          7.07 Concession for Sale of Alcoholic Beverages

          Airline shall make concession payments to City in an amount equal to the percentage, established by City ordinance, of gross sales of alcoholic beverages in the Airline Lounge, unless Airline furnishes such beverages through City's primary concessionaire, in which case such gross sales shall be included in the amount on which that concessionaire makes concession payments to City, and in which case Airline shall not be required to make any payment to City in respect thereto.

          7.08 Additional Payments by City

          City may, but is not obligated to, cure any default on Airline's part in fulfilling Airline's covenants and obligations under this Agreement. Any amounts paid by City to cure any such default are hereby agreed and declared to be additional rent. Unless otherwise provided herein, all additional rent shall be due and payable with the next installment of Basic Rent due thereafter under this Agreement.

                      (End of Article VII)

           ARTICLE VIII - [LEFT BLANK INTENTIONALLY]


               ARTICLE IX - RULES AND REGULATIONS;
           COMPLIANCE WITH LAWS; ADDITIONAL COVENANTS

          9.01 Rules and Regulations

          Airline covenants and agrees to observe and obey all reasonable and lawful rules and regulations (not in conflict with this Agreement and the rules, regulations, and orders of the Federal Aviation Administration) which are now in effect or as may from time to time during the term hereof be promulgated by City, the Director of Port Control or the Commissioner of Cleveland Hopkins International Airport regarding the operation of the Airport, including such rules as apply to Airline's use of the Continental Special Facilities.

          9.02 Compliance with Laws

          In connection with its operations in and on the Continental Special Facilities, Airline:

          (a) Shall comply with and conform to all present and future laws and ordinances of City, federal, state and other governmental bodies of competent jurisdiction and the rules and regulations promulgated thereunder, applicable to or affecting, directly or indirectly, the Airline, the Continental Special Facilities, or Airline's operations and activities under this Agreement.

          (b) Shall, at its expense, make all non-structural improvements, repairs, and alterations to the Continental Special Facilities and its equipment and personal property required to comply with or conform to any of such laws, ordinances, rules and regulations referred to in subsection (a) above, to which this Agreement is expressly subject.

          (c) Shall at all times during the term of this Agreement comply with the Workers' Compensation Laws of the State of Ohio and pay such premiums, if any, as may be required thereunder and save City harmless from any and all liability arising from or under said laws. Airline shall also furnish, upon commencing operations under this Agreement and at such other times as may be requested, a copy of the official certificate or receipt showing the payments hereinbefore referred to or a copy of an official certificate from the State of Ohio evidencing permission for Airline to self-insure Workers' Compensation liability.

          (d) Shall be and remain an independent contractor with respect to all installations, construction and services performed hereunder and agrees to and does hereby accept full and exclusive liability for the payment of any and all contributions or taxes for social security, unemploy-ment insurance, or old age retirement benefits, pensions, or annuities now or hereafter imposed under any state or federal law which are measured by the wages, salaries, or other remuneration paid to persons employed by Airline on work performed under the terms of this Agreement and further agrees to obey all rules and regulations which are now or hereafter may be issued or promulgated under said respective laws by any duly authorized state or federal officials; and Airline shall indemnify and save harmless City from any such contributions or taxes or liability therefor.

          9.03 Ramp Usage and Servicing

          a. Use of the Ramp Area adjacent to the Continental Special Premises by aircraft and passengers other than those of Airline may be requested at times by the Director of Port Control or the Commissioner of Cleveland Hopkins International Airport, and such use may necessitate access to Airline-rented holdrooms adjacent to such Ramp Area and the use of the airplane loading devises. Airline agrees to make such areas, facilities and equipment available to accommodate such aircraft at the request of the Director of Port Control or the Commissioner of Cleveland Hopkins International Airport, provided that the use thereof will not unreasonably interfere with Airline's operations hereunder and that Airline is reasonably compensated for the use thereof by such user. Airline is authorized to obtain from such user an agreement regarding such use.

          b. Airline may perform, while its aircraft are parked upon the Ramp Area, customary fueling and servicing of aircraft preparatory to loading and takeoff or immediately following landing and unloading. Airline shall not do or perform any major repair or maintenance work upon aircraft while parked upon the apron or at the gate position nor shall there be any storage of aircraft upon the Ramp Area in a manner to restrict the loading or unloading of passengers at such gate positions. As used here, "major" is defined to be work that normally requires more than one hour to complete.

          c. Airline agrees to reimburse the FAA (or City, if City shall have reimbursed the FAA) for any FAA funding of Airport improvements which were eliminated as a result of construction of the Improvements, but only if the FAA requires reimbursement thereof.

          9.04 Noise Abatement

               a. Airline shall certify in writing to the Director of Port Control on or before January 15 of each year the total number of aircraft in its operational fleet as of the preceding December 31 and the number and percentage thereof that were Stage Three aircraft as of that date. During each year, Airline will make a reasonable effort in the scheduling of its fleet operations at the Airport so that the percentage of Airline's operations at the Airport using Stage Three aircraft shall be reasonable in relation to Airline's then current level of Stage Three operations at the Airport.

          b. In its operations at the Airport, Airline shall, subject to established FAA air traffic control and flight procedures, apply its best effort to operate consistent with the noise abatement procedures set forth in Exhibit G hereto.

          c. The requirements of this Section 9.04 shall apply only to the extent they do not violate or conflict with the provisions of any applicable laws and regulations or any existing agreements of the City with Airline or the Scheduled Airlines (as defined in the Original Lease).

                       (End of Article IX)

              ARTICLE X - INDEMNIFICATION; DAMAGE
                    OR DESTRUCTION; INSURANCE

          10.01 Indemnification

          City, its officers and employees, shall not be liable to Airline, or to any other parties, for claims arising out of any injury, including death, to any persons, or for loss of or damage to any property, regardless of how such injury or damage may be caused, sustained or alleged to have been caused or sustained, as a result of any condition (including existing or future defects) or act or omission whatsoever in, on or about the Continental Special Facilities unless such claim shall arise from the sole negligence of City, its officers and employees. In addition, City, its officers and employees, shall not be liable to Airline or to any other parties for claims or liability arising out of injury to persons or loss of or damage to property caused or sustained as a result of any fault, negligence, act or omission of Airline, or any of its officers, employees, agents, or contractors, and Airline shall indemnify and save harmless City with respect to and shall assume the defense of any and all liabilities, obligations, damages, penalties, fines, assessments, claims, costs, charges and expenses, including reasonable attorneys' fees which may be imposed upon or incurred by City by reason of any such occurrences.

          10.02 Liability Insurance

          In addition to any liability insurance required to be maintained by Airline pursuant to the Original Lease, Airline, at its sole cost and expense, for the mutual benefit of Airline and City, shall purchase and maintain, from an insurance company acceptable to City, public liability insurance for claims arising out of bodily injury or property damage occurring in, on or about the Continental Special Facilities, claims made in connection with operations of Airline in or about the Continental Special Facilities, and claims arising out of, and during the period of, the construction of the Improvements, in an amount of at least $5,000,000 single limit (or equivalent split limits). City shall be named as an additional insured with respect to Airline's operation, maintenance and use of the Continental Special Facilities, subject to the limitations set forth in Section 13.01 hereof. Airline shall provide City with a certificate of insurance, which indicates that the insurance company will provide City and the Trustee with at least thirty days' advance notice of cancellation or material restriction in coverage thereof. Airline shall purchase and maintain additional limits of liability insurance in such amounts as are considered customary in connection with the operation of the business of Airline but in no event less than $50,000,000 single limit (or equivalent split limit). Each policy of insurance whether or not specifically referred to herein shall not, as a condition of coverage, prohibit any insured from waiving his right of recovery against any party. The failure of City, at any time, to enforce the provisions of this paragraph concerning insurance coverage shall not constitute a waiver of those provisions nor in any respect reduce the obligation of Airline to defend and hold and save City harmless with respect to any injury or damage covered by this Article X. Upon the execution of this Agreement, Airline shall provide the Director of Law of City with a valid certificate or certificates evidencing the insurance policy or policies required hereunder. Such certificate or certificates shall as to form, coverage and carrier be subject to approval by the Director of Law of City. If at any time during the term of this Agreement the form, coverage or carrier on any policy shall become unsatisfactory to the Director of Law of City, Airline shall, forthwith, provide a new policy meeting the requirements of the Director of Law of City provided that such requirements are in conformance to the conditions hereof, and are in keeping with policy conditions usual and customary to such types of policies. At least thirty days prior to the expiration or termination of any policy provided hereunder, Airline shall deliver to the Director of Law of City and the Trustee verified certificates evidencing the renewal or replacement policies.

          City, for the mutual benefit of City and Airline, shall purchase and maintain public liability insurance for claims arising out of bodily injury or property damage occurring in, on or about the Airport System in an amount agreed upon from time to time by both City and Airline which shall not be less than $75,000,000.
Any such insurance maintained by City may be counted toward the fulfillment of the requirements of this Section 10.02 as well as any requirements of the Original Lease that City maintain such insurance in any amount specified therein.

          10.03 Damage or Destruction

          If, prior to the Defeasance Date, the Continental Special Facilities shall be damaged or partially or totally destroyed by fire, flood, windstorm, or other casualty, there shall be no abatement or reduction in the Basic Rent or Bond Rent payable by Airline. Continental assigns to City all its rights to the proceeds of any property insurance for the damage or destruction of the Continental Special Premises, and City agrees to apply such proceeds and any other moneys Airline or any other party may provide for that purpose (i) to the repair or reconstruction of the Continental Special Premises to the fullest extent that such proceeds and other moneys suffice for that purpose and such repair or reconstruction is feasible, but without assuming any obligation to use or apply any other moneys or revenues for that purpose and
(ii) to the payment of Bond Service Charges on the Bonds by depositing said proceeds with the Trustee for deposit in the Bond Fund to be applied in accordance with the Indenture, if and to the extent that such repair or reconstruction is not feasible. City shall give prompt written notice to the Trustee of any damage or destruction of the Continental Special Premises. In the event that any insurance proceeds are net of a deductible, Airline shall pay to City the amount of such deductible. City shall also be required to so apply the proceeds of any insurance policies of City received by City as a result of such damage or destruction.

          In the event of damage, destruction or loss of any portion of the Continental Special Premises by an insured risk after the Defeasance Date, which damage, destruction or loss is not capable of being repaired within ninety (90) days, Airline shall have the option, exercisable by written notice given to City within sixty (60) days after the occurrence of such event, to terminate this Agreement forthwith. If this Agreement is so terminated, City shall receive from the insurance proceeds an amount equal to the full insurable value minus the net book value, with Airline receiving the balance. If this Agreement is not terminated as aforesaid, or if such damage, destruction or loss is capable of being repaired within said ninety (90) day period, the provisions of the immediately preceding paragraph shall apply; provided, however, that if such damage, destruction or loss occurs within six
(6) months of the expiration of this Agreement, than Airline shall have the option either to effect such repair, replacement, restoration or rebuilding or in lieu thereof, to terminate forthwith the Agreement and make payment of the insurance proceeds received by reason of such damage, destruction or loss to City in accordance with the provisions of the immediately preceding paragraph.

          10.04 Waiver of Subrogation; Property Insurance

          Airline and City, each for its own account, agree to purchase property insurance, subject to such deductibles as are reasonable, at replacement cost on buildings, contents, equipment (mobile and fixed) and improvements and betterments owned or for which each may be responsible, to cover damage caused by fire and perils normally covered by extended coverage insurance, and, at the option of either party, such other perils as are customarily included in the term "all risk", available in Cleveland, Ohio. Airline shall provide City, and the Trustee with a certificate of insurance which indicates the insurance company will provide City, and the Trustee with at least thirty (30) days advance notice of cancellation or material restriction in coverage thereunder. Each insurance policy, whether or not specifically referred to herein, shall not, as a condition of coverage, prohibit any insured from waiving his right of recovery against any party for loss or damage to the insured property. Subject to the foregoing, City and Airline each hereby waive all claims and right of recovery against the other for damage to personal property to the extent that recovery is obtained or could be obtained from the insurance company. Extent of recovery shall include that amount actually paid by an insurance company less any deductibles or coinsurance penalties applicable.

                       (End of Article X)

                  ARTICLE XI - EMINENT DOMAIN

          If, prior to the Defeasance Date, title to or the temporary use of the Continental Special Facilities, or any part thereof, or improvement thereon, shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, there shall be no abatement or reduction in the Basic Rent or Bond Rent payable by Airline. Continental assigns to City all its rights to the proceeds of any award received by Airline upon any such taking, and City agrees to apply such proceeds any other moneys Airline or any other party may provide for that purpose
(i) to the extent feasible, to the replacement of the Continental Special Facilities to the fullest extent that such proceeds and other moneys suffice for that purpose, but without assuming any obligation to use or apply any other moneys or revenues for that purpose and (ii) if, and to the extent such replacement is not feasible, to the payment of Bond Service Charges by depositing such proceeds with the Trustee for deposit in the Bond Fund and application in accordance with the Indenture.

          If, following the Defeasance Date, title to or temporary use of the Continental Special Facilities, or any part thereof, or improvement thereon shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, Airline shall have the option, exercisable by written notice from Airline to City within 60 days after the occurrence of such event, to terminate this Agreement. If this Agreement is so terminated, City shall receive from the proceeds of any award received by Airline an amount equal to the full insurable value minus the net book value, with Airline receiving the balance. If this Agreement is not terminated as aforesaid, the provisions of the immediately preceding paragraph shall apply; provided, however, that if such event occurs within six (6) months of the expiration of this Agreement, then Airline shall have the option either to effect such replacement or, in lieu thereof, to terminate forthwith the Agreement and make payment of the award proceeds received by reason of the taking in accordance with the provisions of the immediately preceding paragraph.

                       (End of Article XI)

                    ARTICLE XII - DEFAULTS

          12.01 Events of Default

          Time is of the essence in this Agreement. Airline agrees that each of the following circumstances or conditions shall constitute an "Event of Default" hereunder: (a) if (i) Airline shall be in default in the payment of Bond Rent, or (ii) Airline shall be in default in the payment of Basic Rent, additional rent pursuant to Section 7.05(b) or any other rentals or other payments to be made by it to City pursuant to this Agreement for ten days after written demand shall have been made therefor by City; or (b) if Airline shall neglect, violate, be in default under, or fail to perform or observe any of the other covenants, agreements, terms or conditions contained in this Agreement on its part to be performed (except Section 17.02 hereof, which shall be governed by Section 7(e)(i) of the Bond Legislation) and shall not have remedied, or commenced action which will promptly remedy same which action is thereafter diligently pursued, within ten days after written notice thereof given by City; or (c) if any execution or attachment shall be issued against Airline in connection with its operation at the Continental Special Facilities and such execution or attachment shall not be discharged within ninety days after levy or seizure thereunder, or the Continental Special Facilities shall be occupied by someone other than Airline and other than as permitted under
Article XIII hereof; or (d) if the Continental Special Facilities shall be deserted or vacated, of which fact City shall be the sole judge; or (e) if Airline shall violate any provision of any of the insurance policies referred to herein so that such policy shall be void or unenforceable in whole or in part and Airline shall not, within ten days after being required in writing by City so to do, either cure such violation and cause such policy to be reinstated or procure other insurance of the same amount, which shall conform to the provisions for insurance referred to herein, and shall be enforceable; or (f) if Airline shall in any way fail to perform and satisfy the requirements of any insurance policy referred to herein, and shall continue in such failure for ten days after being required in writing by City to conform to such requirements; or
(g) if any of the following events shall have occurred:

(i) The filing by Airline of a voluntary petition in bank-ruptcy or for an arrangement or any assignment for benefit of creditors of all or any part of Airline's assets;

(ii) The adjudication of Airline as a bankrupt pursuant to any involuntary bankruptcy proceedings;

(iii) The taking of jurisdiction by a court of competent jurisdiction of Airline or its assets pursuant to pro-ceedings brought under the provisions of any federal reorganization act; or

(iv) The appointment of a receiver or trustee of Airline's assets by a court of competent jurisdiction or a volun-tary agreement with Airline's creditors.

          12.02 Remedies

          Whenever an Event of Default shall have occurred and be continuing, City may take any one or more of the following remedial steps:

          a. City shall have the right, with or without terminating this Agreement, to re-enter the Continental Special Premises and take possession of the same by summary proceedings, re-entry or otherwise, and remove all persons and/or property from the Continental Special Premises (which property may be removed and stored in a public warehouse or elsewhere at the cost and for the account of Airline), without being liable to indictment, prosecution or damages therefor, and without prejudice to any other rights which City may have by reason of such Event of Default.

          b.   City shall have the right to relet the Continental
Special Facilities, subject to the limitations on its doing so set forth in the Indenture.

          c. City shall have the right to terminate this Agreement and all rights of Airline hereunder by giving 60 days' written notice of such termination to Airline and the Trustee, subject to the limitations on its doing so set forth in the Indenture.

          12.03 Effect of Termination

          In case of termination of this Agreement pursuant to Sec-tion 12.02 hereof, (a) all payments to be made by Airline to City pursuant to this Agreement shall be prorated for the portion of the current calendar year prior to the time of such termination and shall become due and payable forthwith, and (b) Airline shall also pay to City, as liquidated damages for the failure of Airline to observe and perform Airline's covenants to pay Basic Rent herein contained, any deficiencies between (i) the rentals, charges and fees which would have been payable by Airline to City through the Termination Date other than Bond Rent, and (ii) the rentals, charges and fees other than Bond Rent collected from any subsequent users of the Continental Special Facilities. Any such liquidated damages shall be paid in monthly installments by Airline as determined upon statements rendered by City to Airline, and any suit brought to collect the amount of deficiency for any month shall not prejudice in any way the rights of City to collect the deficiency for any subsequent month by a similar proceeding. Airline shall also remain liable for any loss, cost, damage or expense, including reasonable attorneys' fees, which City may sustain by reason of the happening of any such event.

          12.04 Additional Rights of City

          In the event of an Event of Default or threatened breach or default by Airline of any of the covenants or provisions hereof, City shall have the right to injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for.
Mention in this Agreement of any particular remedy shall not preclude City from any other remedy, in law or in equity.


                      (End of Article XII)

           ARTICLE XIII - ASSIGNMENT AND SUBLETTING

          13.01 Assignment or Sublease

          Airline covenants that it will not assign, transfer, convey, sublet, sell, mortgage, pledge or encumber this Agreement, the Continental Special Facilities or any part thereof, or any rights of Airline hereunder or allow the use of the Continental Special Facilities hereunder by any other person, except to the Trustee in accordance with the Indenture or as otherwise provided in this Agreement, without in each instance having first obtained written approval from the Board of Control of City; provided, however, that without such consent Airline may assign its rights under this Agreement to any corporation with which Airline may merge or consolidate or which may succeed to the business of Air-line. Consent by the Board of Control to any type of transfer described in this paragraph or elsewhere in this Agreement shall not in any way be construed to relieve Airline from obtaining authorization from the Board of Control for any subsequent transfer of any nature whatsoever.

          In the event of any assignment or sublease pursuant hereto of all or any portion of the Continental Special Facilities under which the rental reserved in the assignment or sublease exceeds the rental or pro rata portion of the rental, as the case may be, for such space reserved in this Lease, Airline shall pay the City monthly, as additional rent, with the monthly installments of Basic Rent due hereunder, the excess of the rental reserved in the assignment or sublease over the rental reserved in this Lease applicable to the assigned or subleased space.

          13.02 Requests For Assignment or Sublease

          Any and all requests by Airline for authorization to make any transfer described in Section 13.01 shall be made in writing by certified mail to the Director of Port Control and shall include copies of the proposed documents of transfer.

          13.03 Filing of Assignment or Sublease

          If and when the Board of Control of City authorizes any transfer as described in Section 13.01, the instrument or document of authorization together with the instrument or document of transfer shall be filed with the Director of Port Control and attached to this Agreement. The instruments and documents shall not be effective without the prior approval of the Director of Law of City endorsed thereon. Airline shall remain primarily liable for the payment of rentals hereunder and the performance of all terms, conditions, covenants and conditions hereof, notwithstanding the authorization of any transfer, assignment, conveyance, subletting, sale, mortgage, pledge or encumbrance hereunder by the Board of Control of City.

          13.04 Application of Rent

               If this Agreement be assigned or if the Continental Special Facilities be sublet or occupied by any party other than by Airline, or should any other transfer of interest or rights of any nature prohibited by Section 13.01 occur other than to the Trustee in accordance with the Indenture without authorization of the Board of Control of City, City may collect rent from any assignee, sublessee or transferee and in such event shall apply the net amount collected to the rents payable by Airline hereunder, but such action by City shall not constitute a waiver of the covenant contained in Section 13.01, or acceptance of such assignee, sublessee, or transferee by City, or a release of Airline from this Agreement or any of its obligations hereunder.

                      (End of Article XIII)

          ARTICLE XIV - AIRLINE'S RIGHT TO TERMINATE

          a. Airline may terminate this Agreement only at the time, under the conditions and in the manner permitted in Section
3.01 hereof.

          b.   Subject to the restrictions in Section 3.01 and this
Section 14.01 on Airline's termination of this Agreement and Air-line's obligations to pay rentals, fees and charges under this Agreement, Airline shall be entitled to make use of any remedy that might be available to it in the event City shall fail to perform, keep and observe any of the terms, covenants or conditions herein contained on the part of City to be performed, kept or observed, provided that such terms, covenants or conditions are within the power and ability of City to perform, keep or observe.


                      (End of Article XIV)

              ARTICLE XV - DELIVERY OF POSSESSION

          Airline agrees to yield and deliver to City possession of the Continental Special Facilities at the termination of this Agreement, by expiration or otherwise, or of any renewal or extension hereof, in good condition in accordance with its express obligations hereunder, except for damage or loss due to reasonable wear and tear or fire or other casualty.



                       (End of Article XV)

                  ARTICLE XVI - HOLDING OVER

          If Airline shall, with the consent of City, hold over after the expiration or earlier termination of the term of this Agreement, the resulting tenancy shall, unless otherwise mutually agreed, be for an indefinite period of time on a month-to-month basis. During such month-to-month tenancy, Airline shall pay to City the same rate of Basic Rent as in effect at the expiration of the final Additional Term and thereafter subsequently adjusted as herein provided, unless a different rate shall be agreed upon, and shall be bound by all of the additional provisions of this Agree-ment insofar as they may be pertinent.


                      (End of Article XVI)

            ARTICLE XVII - MISCELLANEOUS PROVISIONS

          17.01 No Personal Liability

          No elected official, director, officer, agent or employee of either party shall be charged personally or held contractually liable by or to the other party under any term or provision of this Agreement or because of any breach thereof or because of its or their execution or attempted execution.

          17.02 Tax-Exempt Status of Bonds

          Airline will not take, or cause to be taken, any action which would result in the loss of the exclusion from gross income for federal income tax purposes of interest on the Bonds to owners of Bonds other than any owner who is a "substantial user" of the Continental Special Facilities or a "related person" within the meaning of Section 147(a) of the Code.

          17.03 Taxes

          Airline shall pay, but such payment shall not be considered part of Basic Rent, Bond Rent or any other rent payable hereunder, all taxes, assessments and charges of a like nature, if any, imposed upon or with respect to the Continental Special Facilities which at any time during the term of this Agreement may be levied or become a lien by virtue of any levy, assessment or charge by the Federal Government, the State of Ohio, any municipal corporation, any governmental successor in authority to the foregoing, or any other tax or assessment levying bodies, in whole or in part, upon or in respect to the Continental Special Facilities or in respect to or upon any personal property belonging to Airline situated on the Continental Special Facilities. Payment of such taxes, assessments and charges, when and if levied or assessed, shall be made by Airline directly to the taxing or assessing authority charged with collection thereof in accordance with applicable law, and Airline shall be responsible for obtaining bills for all of said taxes, assessments and charges and promptly providing City with evidence of payment therefor. If any tax, assessment or like levy in the nature of a real estate tax chargeable to the Continental Special Facilities is not separately stated and billed by the taxing authority, but is included in a larger area billing or assessment, upon receipt of such billing or assessment by City, City shall bill Airline for and Airline shall pay to City its share of said larger area tax billing. Airline's share shall be determined by multiplying the amount of such larger area tax billing by a fraction the numerator of which is the Basic Rent realized from the Continental Special Facilities, and the denominator of which is the income realized from all property comprising the tax billing, such determination to be made by City after consultation with the parties involved in such billing.

          Airline may, at its expense, contest the amount or validity of any tax or assessment against the Airport System, or the inclusion of the Continental Special Facilities as taxable or assessable property, directly against the taxing or assessing authority, after providing such security to City as the Director of Law of City deems adequate to cover any delinquency, penalty and interest charges that may arise from such contest. Airline shall indemnify City from all taxes, penalties, cost, expense and attorneys' fees incurred by City resulting directly or indirectly from all such tax contests.

          Upon any termination of this Agreement, all taxes then levied or a lien upon any of such property or taxable interest therein for which Airline is responsible pursuant to this Section
17.03 shall be paid in full without proration by Airline forthwith, or as soon as a statement thereof has been issued by the tax collector if termination occurs during the interval between the attachment of the lien and issuance of the statement.

          17.04 Interpretation of Agreement

          This Agreement shall be deemed to have been made in, and be construed in accordance with the laws of, the State of Ohio.

          17.05 Notices

          Except as herein otherwise expressly provided, all notices required to be given to City hereunder shall be in writing and shall be sent by United States Certified Mail, return receipt requested, addressed to:

               Director of Port Control
               Second Floor, Terminal Building
               Cleveland Hopkins International Airport
               5300 Riverside Drive
               Cleveland, Ohio  44135-3193

                        and

               Director of Law
               City of Cleveland
               601 Lakeside Avenue
               Cleveland, Ohio  44114;

all notices by City to Airline shall be in writing and shall be sent by United States Certified Mail, return receipt requested, addressed to:

               Continental Airlines, Inc.
               2929 Allen Parkway
               Houston, Texas 77019
               Attention:  Chief Financial Officer

with a copy to:

               General Counsel and Corporate Secretary

and all notices to the Trustee shall be in writing and shall be sent by United States Certified Mail, return receipt requested addressed to:

               The Huntington National Bank
               Corporate Trust Department
               Huntington National Bank Building
               917 Euclid Avenue
               Cleveland, Ohio 44115

          The parties, or either of them, may designate in writing from time to time any changes in addresses or any addresses of substitute or supplementary persons in connection with said notices. The effective date of service of any such notice shall be the date such notice is received by Airline or by City. Any provision herein that one party shall notify the other of some matter is to be construed as a requirement that notice is to be given in accordance with the provisions of this Section 17.05.

          17.06 Entire Agreement; Amendment

          This Agreement constitutes the entire agreement between the parties hereto with respect to the Continental Special Facilities and supersedes all other representations or statements heretofore made, oral or written, except as otherwise herein provided. This Agreement may be amended only in writing, and executed by duly authorized representatives of the parties hereto in accordance with the terms of the Indenture, provided that the description of the Improvements set forth herein may be revised from time to time on the written request of Airline approved in writing by the Director of Port Control on behalf of City, provided that no such revision materially alters the Continental Special Facilities as initially contemplated hereunder.

          17.07  Waiver

          No waiver of default by either party of any of the terms, covenants and conditions hereof to be performed, kept and observed by the other party shall be construed as, or operate as, a waiver of any subsequent default of any of the terms, covenants or conditions herein contained, to be performed, kept and observed by the other party.

          17.08 Non-Discrimination

               Airline for itself, its heirs, personal
representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree "as a covenant running with the land" that in the event facilities are constructed, maintained, or otherwise operated on the said property described in this Agreement for a purpose for which a U. S. Depart-ment of Transportation program or activity is extended or for another purpose involving the provision of similar services or benefits, Airline shall maintain and operate such facilities and services in compliance with all other requirements imposed pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

          Airline for itself, its personal representatives, successors in interest, and assigns, as a part of the consideration hereof, does hereby covenant and agree "as a covenant running with the land" (1) that no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or be otherwise subjected to discrimination in the use of said facilities, (2) that no person on the grounds of race, color, or national origin shall be excluded from participation in, denied the benefits of, or otherwise be subjected to discrimination, in the construction of any improvements on, over, or under such land and the furnishing of services thereon, and (3) that Airline shall use the premises in compliance with all other requirements imposed by or pursuant to Title 49, Code of Federal Regulations, Department of Transportation, Subtitle A, Office of the Secretary, Part 21, Non-discrimination in Federally-assisted programs of the Department of Transportation-Effectuation of Title VI of the Civil Rights Act of 1964, and as said Regulations may be amended.

          In the event of breach of any of the above non-discrimi nation covenants, City shall have the right to terminate this Agreement and to re-enter and repossess said land and the facilities thereon, and hold the same as if said Agreement had never been made or issued.

          17.09 Force Majeure

          Neither City nor Airline shall be deemed in violation of this Agreement if it is prevented from performing any of the obligations hereunder by reason of strikes, boycotts, labor disputes, embargoes, shortage of material, acts of God, acts of the public enemy, acts of superior governmental authority, weather conditions, riots, rebellion, sabotage, or any other circumstances for which it is not responsible or which is not within its reasonable control; provided, however, that these provisions shall not excuse Airline from its obligation to pay the rentals specified in Sections 7.02, 7.03 and 7.05. City agrees to use its best efforts to restore any interrupted utilities or services which it is obligated to furnish or provide under this Agreement but Airline shall not be entitled to any abatement of rental payments or discharge of rental obligations in the event of any interruption or cessation of any utilities or services.

          17.10 Severability

          In the event any covenant, condition or provision herein contained is held to be invalid by a court of competent jurisdiction, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained, provided the invalidity of any such covenant, condition or provision does not materially prejudice either City, Trustee, Bondholders, or Airline in their respective rights and obligations contained in the valid covenants, conditions and provisions of this Agreement.

          17.11 Headings

          The headings of the several Articles and Sections of this Agreement are inserted only as a matter of convenience and for re ference, in no way define, limit or describe the scope or intent of any provisions of this Agreement and shall not be construed to affect in any manner the terms and provisions hereof or the interpretation or construction thereof.

          17.12 Non-Exclusivity

          Nothing herein contained shall be deemed to grant to Airline any exclusive right or privilege within the meaning of
Section 30 of the Federal Aviation Act for the conduct of any activity on the Airport, except that, subject to the terms and provisions hereof, Airline shall have the right to exclusive possession of the Exclusive Continental Special Premises.

          17.13 Approvals

          Whenever the approval of City or of Airline is required herein, no such approval shall be unreasonably requested, withheld or delayed. Unless otherwise specified herein all approval shall be in writing.

          17.14 Binding Nature

          All of the terms, provisions, covenants, stipulations, conditions and considerations in this Agreement shall extend to and bind the legal representatives, successors, sublessees and assigns of the respective parties hereto.

          17.15 Inspection

          City reserves the right to inspect the Continental Special Facilities at any and all reasonable times throughout the term of this Agreement provided that it shall not interfere unduly with Airline's operations and that it gives Airline reasonable advance notice. The right of inspection reserved to City hereunder shall impose no obligation on City to make inspections to ascertain the condition of the premises and shall impose no liability upon City for failure to make such inspections.

          17.16 Incorporation of Exhibits

          All exhibits referred to herein and any appendices, exhibits or schedules which may, from time to time, be referred to in any duly executed amendment hereto are (and with respect to future amendments, shall be) by such reference incorporated herein and shall be deemed a part of this Agreement as fully as if set forth herein.

          17.17 Public Contract

          This Agreement is a "public contract" within the meaning of the provisions of Sections 665.01 through 665.08 inclusive of the Codified Ordinances of Cleveland, Ohio 1976, and Airline is a "public contractor" as such term is defined therein. Pursuant to the requirements of aforementioned Sections of the Codified Ordinances of City, the following Equal Employment Opportunity Clause is included in this Agreement and made part hereof. At all times during the term of this Agreement, Airline (referred to in the following provisions as the "contractor") shall abide by and comply with each and every term, condition and requirement set forth in the following Equal Employment Opportunity Clause.

          a. The contractor shall not discriminate against any employee or applicant for employment because of race, religion, color, sex, national origin, age or handicap. The contractor shall take affirmative action to insure that applicants are employed and that employees are treated during employment, without regard to their race, religion, color, sex, national origin, age or handicap. As used herein, "treated" means and includes, without limitation, the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; demoted; downgraded; transferred; laid off; and terminated. The contractor agrees to and shall post in conspicuous places, available to employees and applicants for employment, notices to be provided by the contracting officers setting forth the provisions of this non-discrimination clause.

          b. The contractor shall in all solicitations or advertisements for employees placed by or on behalf of the contractor, state that all qualified applicants will receive consideration for employment without regard to race, religion, color, sex, national origin, age or handicap.

          c. The contractor shall send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice advising the labor union or worker's representative of the contractor's commitments under the Equal Employment Opportunity Clause of City and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

          d. The contractor shall furnish all information and reports required by the Contract Compliance Officer of City pursuant to Sections 665.01 to 665.08, inclusive, and shall permit access to his books, records and accounts by the contracting agency and by the Contract Compliance Office for purposes of investigation to ascertain compliance with the program.

          e. The contractor shall take such action with respect to any subcontractor as City may direct as a means of enforcing the provisions of paragraphs a. through h. herein, including penalties and sanctions for noncompliance, provided however, that in the event the contractor becomes involved in or is threatened with litigation as the result of such direction by City, City will enter into such litigation as is necessary to protect the interests of City and to effectuate City's Equal Employment Opportunity program and in the case of contracts receiving federal assistance, the contractor or City may request the United States to enter into such litigation to protect the interest of the United States.

          f. The contractor shall file and shall cause his subcontractors, if any, to file compliance reports with City in the form and to the extent prescribed by the Contract Compliance
Officer of City. Compliance reports filed at such times as directed shall contain information as to the employment practices, policies, programs and statistics of the contractor and his subcontractors.

          g. The contractor shall include the provisions of paragraphs (a) through (h) of this Equal Employment Opportunity Clause in every subcontract or purchase order so that such provisions will be binding upon each subcontractor or vendor.

          h. Refusal by the contractor or subcontractor to comply with any portion of this program as herein stated and described will subject the offending party to any or all of the following penalties:

          (1) Withholding of all future payments under the in-volved public contract to the contractor in violation until it is determined that the contractor or subcon-tractor is in compliance with the provisions of the con tract;

          (2) Refusal of all future bids for any public contract with City or any of its departments or divisions until such time as the contractor or subcontractor demonstrates that he has established and shall carry out the policies of the program as herein outlined;

          (3) Cancellation of the public contract and declaration of forfeiture of the performance bond;

          (4) In cases in which there is substantial or material violation or the threat of substantial or material violation of the compliance procedure or as may be provided for by contract, appropriate proceedings may be brought to enforce those provisions, including the enjoining, within applicable laws, of contractors, subcontractors, or other organizations, individuals or groups who prevent directly, indirectly, or seek to prevent directly or indirectly, compliance with the policy, as herein outlined.

          17.18 Memorandum of Lease

          In the event that City so requests, Airline shall execute, attest, acknowledge and deliver for recording with the Recorder of Cuyahoga County a short form Memorandum of Lease of this Agreement and Lease, to be executed pursuant hereto in the form and content prescribed by Section 5301.251 of the Ohio Revised Code.

          17.19 Continuation of Warranties

          All warranties, express or implied, by contractors, materialmen and suppliers given to Airline in connection with the Continental Special Facilities shall run in favor of City as well as Airline, and Airline will take all steps reasonably necessary to enforce full and faithful performance of such warranties. Airline agrees that it will not compromise or settle any resulting claim or litigation without the concurrence of City.

          17.20 No Agency

          Notwithstanding any provisions hereof, this Agreement does not constitute an appointment of Airline as an agent or representative of City for any purpose whatsoever, and neither a partnership nor a joint venture is created hereby.


                      (End of Article XVII)

         IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed as of the day and year first above written.


ATTEST as to those signing on      THE CITY OF CLEVELAND
behalf of City of Cleveland:

_______________________________    By:__________________________
                                      Director of Finance

________________________________   By: _________________________
                                       Director of Port Control


ATTEST as to those signing on      CONTINENTAL AIRLINES, INC.
behalf of Continental Airlines,
Inc.

________________________________   By: ________________________

                                   Title: ______________________


The within instrument is hereby
approved as to legal form and
correctness ____________, 19____


________________________________
Director of Law

By _____________________________
   Assistant Director of Law

STATE OF OHIO          )          SS:
                        )
COUNTY OF CUYAHOGA      )


          Before me ________________________________, a Notary
public in and for said County, personally appeared Edward H. Richard, known to me to be the person who, as Director of Port Control of the City of Cleveland, executed the above and foregoing Agreement and acknowledged that, being duly authorized by Ordinance of the Council of City of Cleveland, he signed said Agreement for and on behalf of the said City as its free and voluntary act, and as his own free and voluntary act.

          IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this _____ day of ____________________, 19___.


                                   _____________________________
                                   Notary Public

                                   My commission expires:

STATE OF OHIO          )          SS:
                        )
COUNTY OF CUYAHOGA      )


          Before me ________________________________, a Notary
public in and for said County, personally appeared Charles E. Brown, known to me to be the persons who, as Director of Finance of the City of Cleveland, executed the above and foregoing Agreement and acknowledged that, being duly authorized by Ordinance of the Council of City of Cleveland, he signed said Agreement for and on behalf of the said City as its free and voluntary act, and as his own free and voluntary act.

          IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this _____ day of ____________________, 19___.


                                   _____________________________
                                   Notary Public

                                   My commission expires:

STATE OF               )          SS:
                        )
COUNTY OF               )


          Before me __________________________________, a Notary
Public in and for said County, personally appeared ____________ ___________________________ known to me to be the person who as
_________________________________ of Continental Airlines, Inc.
executed the above and foregoing Agreement and Lease and acknowledged that, being duly authorized by Resolution of the Board of Directors of said Corporation, he/she signed said Agreement for and on behalf of the said Corporation as its free and voluntary act and as his/her own free and voluntary act.

          IN WITNESS WHEREOF, I have hereunto set my hand and notarial seal this _____ day of _____________________, 19___.


                                   ______________________________
                                   Notary Public

                                   My commission expires:

                           EXHIBIT A

[Original Lease to be inserted]

                           EXHIBIT B

                  CONTINENTAL SPECIAL PREMISES

                           EXHIBIT C

                      ON-SITE IMPROVEMENTS

          Remodel the ticket counter to accommodate new electronic state-of-the-art customer ticketing and processing equipment.

          Construct approximately 24,000 square feet of new baggage claim and baggage make-up area adjacent to the Terminal Building, including baggage conveying and delivery equipment and construct a passenger walkway connecting this new area to the existing concourse.

          Construct approximately 38,000 square feet of addition to the South Concourse to create new passenger departure lounges, operations offices and related space, Airline Lounge, concession and public circulation areas.

          Remodel existing departure lounges and operational offices to conform to new space including carpeting, millwork, public seating and furnishing and painting and finishing.

          Provide new moving walkways, passenger loading bridges, ground power and preconditioned air for aircraft and modifications to underground fueling system.

                           EXHIBIT D

                    HANGAR SITE IMPROVEMENTS


          Remodel the hangar to include new roofing, expansion of electrical systems and additional lighting, plumbing for pneumatic air system, reconfigure hangar doors, new heating system, fire protection systems and interior and exterior painting.

                           EXHIBIT E

                      OFF-SITE IMPROVEMENTS
               OTHER THAN HANGAR SITE IMPROVEMENTS


          Remodel existing administration building to provide warehousing for aircraft parts and equipment and general administrative office functions.

          Repair and expand concrete aprons and taxiways to accommodate aircraft access to the hangar and provide additional aircraft parking space.

          Construct and equip a 40,000 square foot kitchen and meal preparation facility for inflight service of airline passengers.
Reconfigure existing parking lot and establish new entrances and access automotive access and circulation.

                           EXHIBIT G

                   NOISE ABATEMENT PROCEDURES

[To be added]